Exhibit 99.2

FOR IMMEDIATE RELEASE:

Contact:	Marta Myers
913-360-5232

MGP INGREDIENTS CEO ANNOUNCES RETIREMENT AT END OF FISCAL YEAR;
WILL STAY ON AS CHAIRMAN

ATCHISON, Kan., October 18, 2007—Ladd Seaberg announced today that he plans to step down as chief executive officer of MGP Ingredients, Inc. (Nasdaq/MGPI) effective June 30, 2008, but will continue as chairman of the company’s board of directors after that date.  He simultaneously announced that he will be succeeded as ceo by Tim Newkirk, current president and chief operating officer of the company.

In announcing his decision, Seaberg said: “This has been my plan, and it is very gratifying to see it coming to fruition.  I will celebrate my 62nd birthday in 2008 and look forward to spending more time with my family and pursuing a multitude of activities that heretofore have been accessible only during vacation periods and holidays.  I will remain as chairman of the board and keep my strong attachment to the company intact.  I have spent well more than half of my life with MGP Ingredients, so my relationship with this company is one that I deeply cherish and to which I feel strongly committed.”

Seaberg became chairman of MGPI’s board last October, succeeding Cloud L. “Bud” Cray, who had held the post for 26 years.  He has served as chief executive officer of the company since 1988.   “Simultaneous with my transition to board chairman a year ago, Tim Newkirk succeeded me as president, while also continuing to serve as chief operating officer,” Seaberg said.  “My plan at the time of Tim’s appointment as president was to prepare him to succeed me as chief executive officer.  As I anticipated he would, Tim has demonstrated many times over that he is capable of assuming that role along with his duties as president to effectively meet his responsibilities to our employees, customers and stockholders.”

Seaberg said the entire board is highly impressed with Newkirk’s  “abilities, knowledge, dedication, and visionary approach to business.  He has proven himself to be a sound decision-maker, whose actions are preceded by thorough evaluation and consideration.”

Newkirk first joined the company as a distillery shift manager in 1991. He subsequently served as a project engineer and quality control manager for the company’s Atchison plant before being promoted to general manager of MGPI’s Pekin, Illinois plant in 1997.  Following a five-year stint in various executive management positions with Abengoa Bioenergy Corporation, Newkirk returned to MGPI in May 2005 as director of operations.  He was promoted to chief operating officer in May 2006, just seven months prior to being named president.

“As Ladd noted, this is the final piece of a succession plan initiated more than two years ago,” Newkirk said.  “I am honored to succeed Ladd as ceo and will strive to continue the tradition of excellence that has always been associated with MGP Ingredients and both his and Bud Cray’s leadership.”

-more-

ADD 1—LADD SEABERG

Seaberg joined MGP Ingredients, then Midwest Solvents Company, as distillery production Manager in 1969.  He became vice president and manager of the company’s starch division in 1970 and was promoted to vice president and plant manager in 1972.  He served as general manager for one year prior to being named President in 1980.  His role as ceo began in 1988.

“Through all these years, I have thoroughly enjoyed my involvement in the company’s daily management.   It has been, and continues to be, a wonderfully fulfilling experience.  The company has undergone two name changes since I started—transitioning from Midwest Solvents to Midwest Grain Products, Inc. in 1985 and then to MGP Ingredients, Inc. in 2002.  These changes reflected the company’s diversification and evolvement over the years, growing from mostly a distillery operation into today’s four-plant complex which is a leading U.S. developer and producer of specialty proteins and starches, as well as alcohol products.  Our sales have grown from less than $100 million annually to the record $368 million that we generated this past fiscal year.”

Seaberg continued:  “It has been my great fortune to have been at the forefront of numerous momentous events and milestones in the company’s growth during these past nearly four decades.  I have also been fortunate to have had some great mentors during my own evolvement within the company.  Topping the list, of course, is Bud Cray, to whom I will be forever grateful for having the confidence to name me his successor—first as president and later as CEO—and then, just one year ago, as chairman of the board of this outstanding company.  It is with this same level of confidence that I am now prepared and pleased to pass the ceo baton to Tim Newkirk at the conclusion of our current fiscal year on June 30.

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LADD SEABERG BIOGRAPHY

Ladd M. Seaberg, 61, has served as president of MGP Ingredients, Inc., since 1980, and as chief executive officer since 1988.  He rose from distillery production manager in 1969 to vice president and manager of the company’s starch division in 1970.  He was made vice president and plant manager in 1972, and served as general manager for one year prior to being named president.

Seaberg is past president of the International Wheat Gluten Association and currently president of the U.S. Wheat Gluten Industry Council.  He is a member of the USDA Agricultural Technical Advisory Committee for grains, feeds and oil seeds; the American Institute of Chemical Engineers; the Water Pollution Control Federation; and the Technical Committee of the Distilled Spirits Council of the U.S.

Seaberg also is chairman of the Atchison Area Economic Development Council and the Santa Fe Depot Board of Trustees, ex-officio chair of the Lewis and Clark Trail for a two-county area, a member of the Board of Directors of the Amelia Earhart Birthplace Museum and the Board of Directors of the Atchison County Historical Society, a past member of the Young Presidents’ Organization and past president and chairman of the Board for the Kansas City Presidents’ Organization.

In addition to MGP Ingredients, Inc., Seaberg is a board member of Commerce Bank of Kansas City, as well as Exchange National Bank and Trust Company, Atchison.  He has served on the boards of the Kansas Chamber of Commerce and Industry and Atchison Leather Products Company.  He additionally is a former member and past president of the Atchison Area Chamber of Commerce Board of Directors; past president of Atchison Kiwanis, past vice president of the Kansas Jaycees, and former general chairman and special gifts chairman of the Atchison Chapter of the American Cancer Society.

A native of Beaumont, Tex., Seaberg earned a bachelor’s degree in chemical engineering from Texas Tech University in 1969.

Tim Newkirk Biography

Tim Newkirk, 39, has served as president of MGP Ingredients, Inc. since October, 2006, and as chief operating officer since March, 2006.  He began his career with MGP Ingredients in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the company’s Atchison plant.  He was promoted to manager of the company’s Pekin, Ill., plant in 1997.

In the spring of 2000, Newkirk accepted the position of vice president of operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kan.  He became vice president of global operations for Abengoa Bioenergy S.L. following that company’s acquisition of High Plains in January, 2002.  He was promoted to chief operating officer of Abengoa Bioenergy Corporation in August, 2003 and held that position until his return to MGP Ingredients as director of operations in May, 2005.

In his capacity as chief operating officer, Newkirk primarily is responsible for overseeing operations at MGPI’s plants in Atchison and in Pekin, Illinois, where the majority of the company’s protein and starch ingredients and all of its distillery products, including both food grade and fuel grade alcohol, are produced.  He additionally oversees sales and marketing functions in the company’s distillery products and ingredients business segments.

A native of Pittsburg, Kansas, Newkirk spent most of his youth in Atchison and graduated from Atchison High School in 1986.  He received a bachelor of science degree in engineering management from the University of Missouri-Rolla in 1991 and earned a master’s degree in business administration at the Olin School of Business at Washington University, St. Louis, in February, 2006.